Exhibit 10.44

Execution Copy:

PYPO DIGITAL COMPANY LIMITED

AS GUARANTOR

IN FAVOUR OF

NEDERLANDSE FINANCIERINGS – MAATSCHAPPIJ

VOOR ONTWIKKELINGSLANDEN N.V.

AS BENEFICIARY

CORPORATE GUARANTEE

THIS CORPORATE GUARANTEE is dated 30 January 2009 and made between:

PYPO DIGITAL COMPANY LIMITED (the “Guarantor”) a company incorporated and existing under the laws of the Cayman Islands (Reg. no. CI-196422) having its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

in favour of

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGS LANDEN N.V. (the “Beneficiary”), a company limited by shares incorporated and existing under the laws of The Netherlands having its registered offices at Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands.

(The Guarantor and the Beneficiary may be referred to individually as the “Party” or together as the “Parties”).

1.	GUARANTEE

In consideration of the Beneficiary entering into the Term Facility Agreement with Pypo Holdings (HK) Company Limited, a company incorporated and existing under the laws of Hong Kong having its registered offices at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong (the “Principal”) dated (as amended, varied, novated or supplemented from time to time (the “Agreement”)), the Guarantor irrevocably and unconditionally:

1.1	guarantees to the Beneficiary the due and punctual observance and performance by the Principal of all its obligations under or pursuant to the Agreement and agrees to pay to the Beneficiary from time to time on demand all sums of money which the Principal is at any time liable to pay to the Beneficiary under or pursuant to the Agreement and which have become due and payable but have not been paid at the time such demand is made;

and

1.2	agrees as a primary obligation to indemnify the Beneficiary from time to time on demand from and against any loss incurred by the Beneficiary as a result of any of the obligations of the Principal under or pursuant to the Agreement being or becoming void, voidable, unenforceable or ineffective as against the Principal for any reason whatsoever, whether or not known to the Beneficiary, the amount of such loss being the amount which the Beneficiary would otherwise have been entitled to recover from the Principal.

2.	PRESERVATION OF RIGHTS

2.1	The obligations of the Guarantor contained in this Corporate Guarantee shall be in addition to and independent of every other security which the Beneficiary may at any time hold in respect of any of the Principal’s obligations under the Agreement.

2.2	Neither the obligations of the Guarantor contained in this Corporate Guarantee nor the rights, powers and remedies conferred in respect of the Guarantor upon the Beneficiary by this Corporate Guarantee or by law shall be discharged, impaired or otherwise affected by:

(a)	the insolvency, liquidation, winding-up, dissolution, administration or reorganisation of the Principal or any other person under the Agreement or any change in its status, function, control or ownership of the Principal or any other person under the Agreement;

(b)	any of the obligations of the Principal or any other person under the Agreement or under any other security relating to the Agreement being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time or other indulgence being granted or agreed to be granted to the Principal or any other person in respect of any of its obligations under the Agreement or under any other security;

(d)	any amendment to the Agreement, or any variation, waiver or release of, any obligation of the Principal or any other person under the Agreement or under any other security;

(e)	any failure to take, or fully to take, any security contemplated by the Agreement or otherwise agreed to be taken in respect of the Principal’s or any other person’s obligations under the Agreement;

(f)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Principal’s or any other person’s obligations under the Agreement; or

(g)	any other act, event or omission which, but for the acts, events or omissions mentioned in this Sub-clause 2.2, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor contained in this Corporate Guarantee or any of the rights, powers or remedies conferred upon the Beneficiary by the Agreement, this Corporate Guarantee or by law.

2.3	Any settlement or discharge given by the Beneficiary to the Guarantor in respect of the Guarantor’s obligations under this Corporate Guarantee or any other agreement reached between the Beneficiary and the Guarantor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which the Beneficiary gave the Guarantor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

2.4	The Beneficiary shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor by this Corporate Guarantee or by law:

(a)	to make any demand of the Principal;

(b)	to take any action or obtain judgment in any court against the Principal;

(c)	to make or file any claim or proof in a winding-up or dissolution of the Principal; or

(d)	to enforce or seek to enforce any security taken in respect of any of the obligations of the Principal under the Agreement.

2.5	The Guarantor agrees that, so long as the Principal is under any actual or contingent obligations under the Agreement, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations under this Corporate Guarantee:

(a)	to be indemnified by the Principal or to receive any collateral from the Principal;

and/or

(b)	to claim any contribution from any other guarantor of the Principal’s obligations under the Agreement;

and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiary under the Agreement or of any other security taken pursuant to, or in connection with, the Agreement by the Beneficiary.

3.	REPRESENTATIONS AND WARRANTIES

The Guarantor represents that:

3.1	it is a corporation duly organised under the laws of the Cayman Islands and has and will have the necessary power to enable it to enter into and perform its obligations under this Corporate Guarantee;

3.2	this Corporate Guarantee constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

3.3	all necessary authorisations to enable it to enter into, deliver and perform this Corporate Guarantee have been obtained and are and will remain in full force and effect; and no limitation on its powers to borrow or give guarantees will be exceeded as a result of this Corporate Guarantee;

3.4	no security interest exists over all or any of its present or future revenues or assets (other than its shares in the Principal which have been charged to the Beneficiary pursuant to a charge deed entered into on or around the date hereof among the Guarantor, the Principal and the Beneficiary);

3.5	the execution, delivery and performance of this Corporate Guarantee will not conflict with (a) any agreement binding on it or any of its assets; (b) its constitutive documents; or (c) any applicable law.

4.	PAYMENTS AND INTEREST

4.1	The provisions of the Agreement relating to the payments to be made under it (including, without limitation, those regulating what is to happen if the Principal is required by law to make a deduction or withholding from any such payment) shall apply mutatis mutandis to payments to be made under this Corporate Guarantee.

4.2	If the Beneficiary makes a demand under this Corporate Guarantee, the Guarantor shall pay interest on each sum demanded (before and after any judgement and to the extent, interest at the default rate is not otherwise being paid on such sum(s)) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of Clause 8.5 (Default Interest) of the Agreement.

5.	CURRENCY CONVERSION

5.1	The Beneficiary may convert any money received or realised by it under or pursuant to this Corporate Guarantee which is not in the currency in which such sums are due and payable under the Agreement from that currency into the currency in which such sum is due within 3 Business Days (as defined in the Agreement) of receipt of such money at the then prevailing commercial rate of exchange for the relevant conversion.

5.2	If any money received or realised by the Beneficiary under or pursuant to this Corporate Guarantee is required to be converted into another currency pursuant to Sub-clause 5.1, the Guarantor will indemnify the Beneficiary against any loss it may suffer as a result. In this Sub-clause 5.2, “loss” means a loss or expense of any kind certified as such by the Beneficiary, including any loss arising from any difference between the rate of exchange used for the purpose of the conversion and the actual rates of exchange which the Beneficiary would, in the ordinary course of business, have obtained.

6.	CONTINUING SECURITY

The obligations of the Guarantor contained in this Corporate Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Principal under the Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Principal under the Agreement and total satisfaction of all the Principal’s actual and contingent obligations under the Agreement.

7.	SUSPENSE ACCOUNT

All monies received, recovered or realised by the Beneficiary under or pursuant to this Guarantee (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Corporate Guarantee.

8.	SET-OFF

The Beneficiary may at any time apply any credit balance to which the Guarantor is entitled to on any account maintained with the Beneficiary in any currency, in satisfaction of any sum due and payable from the Guarantor to the Beneficiary but unpaid.

9.	NOTICES

9.1	Any communication to be made under or in connection with this Corporate Guarantee shall be made in writing and, unless otherwise stated, may be made by fax or letter.

9.2	Any notice or demand to be made by one person to another in respect of this Corporate Guarantee may be served by depositing such notice or demand at the address of such other person as identified with its name below (or such other address as such other person may previously have specified to the Beneficiary in writing) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the fifth day following the date of posting), or by fax to the fax number identified with the name of such person below (or such other fax number as such person may previously have specified to the Beneficiary in writing) (which shall be deemed to have been received when transmission has been completed) provided that any notice to be served on the Beneficiary shall be effective only when actually received by the Beneficiary, marked for the attention of the department or officer specified by the Beneficiary for such purpose.

For the Beneficiary:

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.

Anna van Saksenlaan 71

2593 HW The Hague

The Netherlands

Fax: +31 70 3149 771

For the Guarantor:

PYPO Digital Company Limited

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Fax:

10.	COSTS AND EXPENSES

All the Beneficiary’s costs and expenses (including legal fees, stamp duties and any value added tax and any other tax or duties of any nature whatsoever under this Corporate Guarantee) incurred in connection with the execution or enforcement of this Corporate Guarantee or otherwise in relation to it, shall be reimbursed by the Guarantor on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at such rates as the Beneficiary may reasonably determine.

11.	ASSIGNMENTS AND SUCCESSORS

The Beneficiary may at any time assign all or any of its rights and benefits under this Corporate Guarantee and this Corporate Guarantee shall remain in effect despite any amalgamation or merger (however effected) relating to such Beneficiary. References to the Beneficiary shall be deemed to include any assignee or successor in title of such Beneficiary and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such Beneficiary under this Corporate Guarantee or to which under such laws the same have been transferred.

12.	PARTIAL INVALIDITY

If at any time, any provision of this Corporate Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Corporate Guarantee nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

13.	AMENDMENTS

No amendment or waiver of any provision of this Corporate Guarantee and no consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed or approved in writing by the Beneficiary, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

14.	GOVERNING LAW

This Corporate Guarantee is governed by the laws of the Cayman Islands.

15.	ARBITRATION

15.1	Arbitration

Subject to Sub-clause 15.3 (Option), any dispute (a “Dispute”) arising out of or in connection with this Corporate Guarantee (including a dispute regarding the existence, validity or termination of this Corporate Guarantee or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”), according to its rules (except as modified herein).

15.2	Procedure for arbitration

The arbitral tribunal shall consist of one arbitrator who shall be Senior Counsel (appointed pursuant to the Legal Practitioners Ordinance (Cap. 159 of the laws of Hong Kong) of at least five (5) years’ standing appointed by the HKIAC. The seat of arbitration shall be Hong Kong SAR and the language of the arbitration shall be English. To save unnecessary costs and inconsistent ruling, the Parties agree that any concurrent disputes and resulting arbitrations under this Corporate Guarantee and the Agreement shall be submitted simultaneously to the same arbitral tribunal under the auspices of the HKIAC for final and binding arbitration.

15.3	Option

Before an arbitrator has been appointed to determine a Dispute, either Party may by notice (“Notice”) in writing to the other Party require that all Disputes or a specific Dispute be heard by a court of law, and upon written acceptance of the Notice by the other Party, the Dispute to which the Notice refers shall be determined in accordance with Clause 16 (Enforcement). In any other cases, the Dispute to which the Notice refers shall be determined in accordance with this Clause 15 (Arbitration).

16.	ENFORCEMENT

16.1	Jurisdiction

Without prejudice to Sub-clauses 15.1 and 15.3, the courts of the Cayman Islands have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Corporate Guarantee (including a dispute regarding the existence, validity or termination of this Corporate Guarantee).

16.2	The Parties agree that the courts of the Cayman Islands are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

16.3	Notwithstanding Sub-clause 16.1, the Beneficiary shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Beneficiary may take concurrent proceedings in any number of

This Corporate Guarantee has been entered into as a Deed on the date stated at the beginning hereof.

EXECUTED AS A DEED by	)
NEDERLANDSE FINANCIERINGS- MAATSCHAPPIJ	)
VOOR ONTWIKKELINGSLANDEN N.V.	)	/s/ T.F. Bakels
in the presence of:	)	Name:
	)	Title/Capacity:
Manager Private Equity

/s/ ACBPfaeltzer		/s/ S.E.L. Leijten
Signature of Witness		Manager Legal
Name of Witness: ACBPfaeltzer		Affairs Finance
Address: Anna v. Saksenlaan 71 2593 HW The Hague The Netherlands

EXECUTED AS A DEED by	)
PYPO Digital Company Limited	)
in the presence of:	)	/s/ Fei Dongping
	)	Name:
	)	Title/Capacity

/s/ Leong Kim Chuan
Signature of Witness
Name of Witness: Leong Kim Chuan
Address: